Amendment No. 5 to Transfer Agent Interactive Client Services Agreement

            This Amendment No. 5 to Transfer Agent Interactive Client Services Agreement (this “Amendment”), dated December 19, 2013 is entered into between Westcore Trust, a Massachusetts Business Trust (the “Trust”), and ALPS Fund Services, Inc., a Colorado corporation (“ALPS”).

            WHEREAS, the Trust and ALPS entered into a Transfer Agent Interactive Client Services Agreement dated October 13, 2003, as subsequently amended (the “Agreement”); and

            WHEREAS, the Trust and ALPS wish to amend the Agreement to (i) include a new series of the Trust, (ii) include new names for certain series of the Trust and (iii) reflect the reorganization of the Westcore Small-Cap Opportunity Fund into the Westcore Small-Cap Value Dividend Fund.

            NOW THEREFORE,

1.            The Parties agree to delete Schedule I in its entirety and replace it with a new Schedule I attached hereto.

2.            Except as specifically set forth herein, all other provisions of the Agreement shall remain in full force and effect.  Any items not herein defined shall have the meaning ascribed to them in the Agreement.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

WESTCORE TRUST	ALPS FUND SERVICES, INC.

By: /s/ Todger Anderson	By: /s/ Jeremy O. May
Name: Todger Anderson	Name: Jeremy O. May
Title: President	Title: President

SCHEDULE I

FUND LIST

Black Rock Money Market Portfolio

Westcore Growth Fund

Westcore Plus Bond Fund

Westcore MIDCO Growth Fund

Westcore Blue Chip Dividend Fund

Westcore Flexible Income Fund

Westcore Colorado Tax Exempt Fund

Westcore Mid Cap Value Dividend Fund

Westcore International Small-Cap Fund

Westcore Select Fund

Westcore Small-Cap Growth Fund

Westcore Small Cap Value Dividend Fund

Westcore Micro-Cap Opportunity Fund